Exhibit 2.1

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND
FIRST AMENDMENT TO PRODUCT MANUFACTURE AND SUPPLY AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND FIRST AMENDMENT TO PRODUCT MANUFACTURE AND SUPPLY AGREEMENT is made as of February 9, 2017 (this “Amendment”), by and between Globus Medical Ireland, Ltd., a private limited company existing under the laws of Ireland (“Buyer”), and Alphatec Holdings, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to herein as the “Parties.” Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Purchase Agreement, as defined below.
WITNESSETH:
WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement, made and entered into as of July 25, 2016 (as amended, the “Purchase Agreement”), and as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of September 1, 2016, pursuant to which Seller and certain of its Subsidiaries sold to Buyer its business of the design, development, marketing, promotion and sale of (i) products for the surgical treatment of spine disorders outside of the United States of America, its possessions and territories and (ii) general orthopedic products in Japan;
WHEREAS, the Parties desire to amend the Purchase Agreement pursuant to Section 11.2(a) of the Purchase Agreement, as set forth in this Amendment;
WHEREAS, in connection with the Purchase Agreement, the Parties entered into that certain Product Manufacture and Supply Agreement, dated as of September 1, 2016 (the “Supply Agreement”), pursuant to which Seller is responsible for the manufacture and supply to Buyer of its requirements of the Products (as defined in the Supply Agreement); and
WHEREAS, the Parties desire to amend the Supply Agreement pursuant to Section 13.2 of the Supply Agreement, as set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.Amendments to the Purchase Agreement. The Purchase Agreement shall be amended as set forth below:
(a)    The definition of “Target Closing Working Capital” as set forth in Section 1.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:
““Target Closing Working Capital” means $34,095,732.”
(b)    Exhibit A to the Purchase Agreement is hereby amended and restated to read in its entirety as set forth on EXHIBIT A hereto.

2.    Acknowledgements of the Parties with Respect to Working Capital.
(a)    The Parties acknowledge that the Closing Working Capital shall be deemed to be $31,880,704, the Closing Working Capital Adjustment shall be deemed to be $2,215,028, the Purchase Price Adjustment shall be deemed to be $2,295,297, the Final Purchase Price Adjustment shall be deemed to be $2,295,297, and the Final Purchase Price shall be deemed to be $77,782,314.
(b)    Seller shall pay an amount equal to $2,295,297 to Buyer by offsetting such amount against open invoices issued from Seller to Buyer for purchases of the Products (as defined in the Supply Agreement) by Buyer.
(c)    The Parties acknowledge that the execution and delivery of this Amendment satisfies in full each Party’s obligations under Section 2.6 of the Purchase Agreement.
3.    Amendments to the Supply Agreement. The Supply Agreement shall be amended as set forth below:
Section 7.2.2 of the Supply Agreement shall be amended and restated in its entirety as follows:
“7.2.2    The Parties acknowledge and agree that Alphatec, in partial consideration for the Purchase Agreement, hereby grants Globus a credit equal to $1,926,452 for Product purchases under this Agreement (the “Credit”). After consideration of credit previously used of $391,872, Globus may use up to $255,763 of the Credit each month beginning on January 1, 2017 to pay invoices, either partially or in their entirety; provided, however, that to the extent Globus has not used the entire $255,763 in any previous month during which such amount was usable, Globus shall be permitted to use such unused amounts in addition to the $255,763 for the current month. In the event that Globus uses the Credit to pay for any given invoice, Globus shall provide a written accounting to Alphatec indicating the portion of such invoice being satisfied through the Credit and the amount of the Credit remaining.”
4.    No Other Modification. Except as set forth in this Amendment, the terms and conditions of the Purchase Agreement and the Supply Agreement shall remain in full force and effect.
5.    Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
6.    Entire Agreement. This Amendment, together with the Purchase Agreement, the Supply Agreement, the other Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties.
7.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
8.    Conflicts. In the event of any discrepancy between the provisions of this Amendment and any provision of the Purchase Agreement or the Supply Agreement, then the provisions of this Amendment shall control.
[Signature pages to follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed on its behalf by its representative thereunto duly authorized, as of the day and year first above written.

SELLER:

ALPHATEC HOLDINGS, INC.
By: /s/ Terry Rich
Name: Terry Rich Title: Chief Executive Officer

BUYER:

GLOBUS MEDICAL IRELAND, LTD.
By: /s/ Dan Scavilla
Name: Dan Scavilla Title: Director

EXHIBIT A
Exhibit A
Sample Calculation of Estimated Closing Working Capital and Closing Working Capital
See attached.

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